Exhibit 5.1

July 15, 2021

NextDecade Corporation

1000 Louisiana Street, Suite 3900

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register the resale by certain selling stockholders listed in the Registration Statement under the heading “Selling Stockholders” (the “Selling Stockholders”) of up to an aggregate of 14,594,379 shares of common stock, par value $0.0001 per share (“Common Stock”), of NextDecade Corporation, a Delaware corporation (the “Company”), of which (i) 11,875,669 shares (the “Series C Conversion Shares”) are issuable by the Company upon conversion of 35,190 shares of Series C Convertible Preferred Stock, par value $0.0001 per share (“Series C Preferred Stock”), sold pursuant to Series C Convertible Preferred Stock Purchase Agreements, dated March 17, 2021 and March 26, 2021, by and between the Company and each purchaser of such Series C Preferred Stock (the “Purchase Agreements”), (ii) 814,692 shares (the “Series C Warrant Shares”) are issuable by the Company upon the exercise of warrants issued by the Company together with the Series C Preferred Stock sold pursuant to the Purchase Agreements (the “Series C Warrants”), and (iii) 1,904,018 shares (the “Series C Dividend Shares”) are issuable by the Company upon conversion of shares of Series C Preferred Stock that may be issued as dividend payments in respect of the shares of Series C Preferred Stock sold pursuant to the Purchase Agreement (the “Preferred Stock Dividend Shares”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering those opinions, we have examined: (a) the Registration Statement, (b) the Company’s Second Amended and Restated Certificate of Incorporation, as amended through the date hereof, (c) the Company’s Amended and Restated Bylaws, as amended through the date hereof, (d) the Purchase Agreements, (e) the Certificate of Designations of Series C Convertible Preferred Stock, dated March 17, 2021 (the “Series C Certificate of Designations”), (f) the Series C Warrants, (g) corporate actions of the Company’s Board of Directors that provide for the execution, delivery and performance of the Purchase Agreements and the issuance of the Series C Preferred Stock and the Series C Warrants pursuant thereto, including the issuance of the Series C Conversion Shares and the Series C Dividend Shares upon the conversion of such Series C Preferred Stock and the issuance of the Series C Warrant Shares upon the exercise of the Series C Warrants, and (h) the Company’s stock ledger, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. Other than our review of the documents listed in (a) through (h) above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion.

For the purposes of this opinion letter, we have assumed that: (a) each document submitted to us is accurate and complete; (b) each such document that is an original is authentic; (c) each such document that is a copy conforms to an authentic original; and (d) all signatures on each such document are genuine. We have further assumed the legal capacity of natural persons and that the Purchase Agreements are enforceable against each of the parties thereto. We also have assumed that (i) the Company will have sufficient authorized and unissued shares of its Series C Preferred Stock upon any issuance of Preferred Stock Dividend Shares as dividend payments, (ii) the Company will have sufficient authorized and unissued shares of its Common Stock upon any issuance of Common Stock upon the conversion of Series C Preferred Stock sold pursuant to the Purchase Agreements or issued as Preferred Stock Dividend Shares or upon the exercise of any Series C Warrants (collectively, the “Issuable Shares”), (iii) the Company will have duly authorized by corporate action each issuance of Preferred Stock Dividend Shares as dividends on the Series C Preferred Stock out of lawfully available funds and such corporate action will not have been revoked (the “Authorizing Resolutions”), (iv) the corporate actions of the Company referenced in clause (g) of the previous paragraph above have not been, and will not be, revoked, modified or amended, and (v) the issuance of any Preferred Stock Dividend Shares and the Issuable Shares will be noted in the Company’s stock ledger. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law (“DGCL”) and reported decisions interpreting the DGCL.

Based upon and subject to the foregoing, it is our opinion that:

1.         The issuance of the Series C Conversion Shares has been duly authorized and, when issued and delivered by the Company in accordance with the Series C Certificate of Designations, the Series C Conversion Shares will be validly issued, fully paid and non-assessable.

2.         The issuance of the Series C Warrant Shares has been duly authorized and, when issued and delivered by the Company against payment therefor, upon the exercise of the Series C Warrants in accordance with the terms thereof, the Series C Warrant Shares will be validly issued, fully paid, and non-assessable.

3.         When the Preferred Stock Dividend Shares have been duly authorized and declared as dividends on the Series C Preferred Stock out of lawfully available funds by all necessary action of the Company’s Board of Directors and issued pursuant to the Series C Certificate of Designation and the Authorizing Resolutions and notation of the issuance of the Preferred Stock Dividend Shares has been properly made in the Company’s stock ledger, the Preferred Stock Dividend Shares will be validly issued, fully paid and non-assessable.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP